Exhibit 99.1
news release
For Immediate Release
July 30, 2014

Employers Holdings, Inc. Reports Second Quarter 2014 Earnings and Declares Third Quarter 2014 Dividend

Key Highlights
(Q2, 2014 compared to Q2, 2013 except where noted)

•	Net income before the LPT of $14.6 million; up $0.15 per diluted share

•	Overall net rate up 5.8%

•	Net written premiums of $190.8 million; up 2.1%

•	Net earned premiums of $172.7 million; up 7.9%

•	Revenues of $200.3 million; up 10.3%

•	Realized gains of $9.2 million

•	Combined ratio before the LPT down 0.1 percentage point

•	Adjusted book value per common share of $27.58; up 5.5% since 12/31/13

Reno, Nevada-July 30, 2014-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported second quarter 2014 net income of $45.6 million or $1.42 per diluted share.
Net income includes the following items related to the Loss Portfolio Transfer ("LPT") Agreement: reserve adjustments, adjustments to the contingent profit commission, and amortization of the deferred reinsurance gain. In the second quarter of 2014, favorable development in the estimated reserves ceded under the LPT Agreement resulted in a $20.1 million cumulative adjustment to the deferred reinsurance gain, which reduced losses and loss adjustment expense (LAE). Also, an increase in the contingent commission receivable under the LPT Agreement resulted in a $7.3 million cumulative adjustment, which reduced losses and LAE. Consolidated net income before the impact of the LPT (the Company's non-GAAP measure described below) was $14.6 million or $0.46 per diluted share in the second quarter of 2014 and $9.9 million or $0.31 per diluted share in the second quarter of 2013.
In addition to the LPT adjustments, there was a reallocation of $12.0 million of reserves from non-taxable periods prior to January 1, 2000, to more recent taxable years. This reduced our effective tax rate by 3.7 percentage points and increased net income by $2.2 million or $0.07 per diluted share for the second quarter of 2014.
Collectively, the LPT adjustments and the reallocation of reserves increased net income by $29.6 million or $0.93 per diluted share during the second quarter of 2014.
The second quarter 2014 combined ratio was 88.0% and 106.0% before the impact of the LPT, compared with 103.2% and 106.1% before the impact of the LPT for the second quarter of 2013. Year over year, the combined ratio improved 15.2 percentage points on a GAAP basis and 0.1 percentage points before the impact of the LPT.
President and Chief Executive Officer Douglas D. Dirks commented on the results: “We are pleased with our second quarter results. Earnings before the LPT increased $0.15 per diluted share year-over-year. Revenues increased 10%, driven by pricing improvements, organic growth, realized gains associated with the sale of equities and modestly higher investment income. We achieved record high levels of premium and policies. As in the first quarter, our overall indemnity claims frequency decreased year-over-year. Our loss experience indicated upward trends in medical and indemnity costs per claim, partially driven by an increase in the number of cumulative trauma claims. These loss trends are reflected in our current accident year loss estimate. As our net rate continued to increase, we lowered our current accident year loss estimate 0.6 percentage points relative to the first quarter."
Dirks continued: "Importantly, litigated indemnity claims as a percentage of total indemnity claims in southern California were flat compared with year-end 2013 and the first quarter of 2014. While litigation adds costs to claims for all companies writing business in California, at year-end 2013, our average paid cost per open indemnity and medical claim was significantly --- approximately 37% --- less than the California industry average, according to data from the California Workers Compensation Institute."
Dirks concluded: "Our balance sheet is strong. Despite one large accident in 2013 which pierced our reinsurance layer in the second quarter of 2014, our overall reserves were not strengthened. The market value of our investment portfolio is at a record high of $2.5 billion and our adjusted book value per outstanding share of common stock increased over 5% since the end of last year."

Third Quarter Dividend
The Board of Directors declared a third quarter 2014 dividend of six cents per share. The dividend is payable on August 27, 2014 to stockholders of record as of August 13, 2014.
Conference Call and Web Cast; Form 10-Q; Supplemental Information
The Company will host a conference call on Thursday, July 31, 2014, at 8:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available several hours after the call. The conference call replay number is (888) 286-8010 with a pass code of 15739846. International callers may dial (617) 801-6888.
EHI expects to file its Form 10-Q for the quarter ended June 30, 2014, with the Securities and Exchange Commission (“SEC”) on or about Thursday, July 31, 2014. The Form 10-Q will be available without charge through the EDGAR system at the SEC's web site and will also be posted on the Company's website, www.employers.com, through the “Investors” link.
The Company provides a list of portfolio securities in the Calendar of Events, “Investors” section of its website at www.employers.com. The Company also provides investor presentations on its website.
Discussion of Non-GAAP Financial Measures
This earnings release includes non-GAAP financial measures used to analyze the Company's operating performance for the periods presented.
These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company's operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company's performance because the items excluded have limited significance in current and ongoing operations.
The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies.
Net Income before impact of the LPT Agreement. Net income less (a) amortization of deferred reinsurance gain–LPT Agreement; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Deferred reinsurance gain–LPT Agreement (Deferred Gain). This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, except for the contingent profit commission, which is amortized through June 30, 2024. The amortization is reflected in losses and LAE.
Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company's insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.
Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.
Losses and LAE before impact of the LPT Agreement. Losses and LAE less (a) amortization of Deferred Gain; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.
Commission Expense Ratio. The commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.

Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.
Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, and the underwriting and other operating expense ratio.
Combined Ratio before impacts of the LPT Agreement. Combined ratio before impacts of LPT is the GAAP combined ratio before (a) amortization of deferred reinsurance gain–LPT Agreement; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Equity including Deferred Gain. Equity including Deferred Gain is total equity plus the Deferred Gain.
Book value per share. Equity including Deferred Gain divided by number of shares outstanding.
Net rate. Net rate, defined as total premium in-force divided by total insured payroll exposure, is a function of a variety of factors, including rate changes, underwriting risk profiles and pricing, and changes in business mix related to economic and competitive pressures.
Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company's future operations, growth and pricing strategies, and financial and operating performance, as well as trends in loss experience and litigated indemnity claims, and the strength of the Company’s balance sheet. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041).
CONTACT:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson Mills, (775) 327-2794, vericksonmills@employers.com.
Copyright © 2014 EMPLOYERS. All rights reserved. EMPLOYERS® and America's small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2014	2013	2014	2013
Revenues	(unaudited)		(unaudited)
Gross premiums written	$193,717	$190,068	$379,735	$365,031
Net premiums written	$190,849	$186,996	$374,099	$359,022
Net premiums earned	$172,659	$159,953	$339,813	$307,928
Net investment income	18,285	17,645	36,298	35,050
Net realized gains on investments	9,167	3,866	12,426	4,660
Other income	171	144	226	247
Total revenues	200,282	181,608	388,763	347,885
Expenses
Losses and loss adjustment expenses	98,524	112,638	220,780	220,910
Commission expense	20,301	20,127	40,376	38,520
Underwriting and other operating expenses	33,156	32,249	66,457	63,789
Interest expense	753	797	1,531	1,605
Total expenses	152,734	165,811	329,144	324,824

Net income before income taxes	47,548	15,797	59,619	23,061
Income tax expense	1,951	1,209	3,269	983
Net income	$45,597	$14,588	$56,350	$22,078
Less impact of LPT Agreement:
Amortization of the Deferred Gain related to losses	3,024	3,275	5,910	6,580
Amortization of the Deferred Gain related to contingent commission	532	406	932	788
Impact of LPT Reserve Adjustment	20,142	—	20,821	—
Impact of LPT Contingent Commission Adjustments	7,305	1,024	7,639	1,299
Net income before impact of the LPT Agreement	$14,594	$9,883	$21,048	$13,411
Comprehensive income
Unrealized gains (losses) during the period (net of tax expense (benefit) of $8,641 and $(20,886) for the three months ended June 30, 2014 and 2013, respectively, and $14,144 and $(20,870) for the six months ended June 30, 2014 and 2013, respectively)	$16,050	$(38,787)	$26,268	$(38,761)
Reclassification adjustment for realized gains in net income (net of taxes of $3,208 and $1,353 for the three months ended June 30, 2014 and 2013, respectively, and $4,349 and $1,631 for the six months ended June 30, 2014 and 2013, respectively)	(5,959)	(2,513)	(8,077)	(3,029)
Other comprehensive income (loss), net of tax	10,091	(41,300)	18,191	(41,790)
Total comprehensive income (loss)	$55,688	$(26,712)	$74,541	$(19,712)
Weighted average shares outstanding
Basic	31,518,473	31,079,713	31,464,198	30,997,552
Diluted	32,030,954	31,656,916	32,030,194	31,583,057
Earnings per common share
Basic	$1.45	$0.47	$1.79	$0.71
Diluted	1.42	0.46	1.76	0.70
Earnings per common share attributable to the LPT Agreement
Basic	$0.99	$0.15	$1.12	$0.28
Diluted	0.96	0.15	1.10	0.28
Earnings per common share before the LPT Agreement
Basic	$0.46	$0.32	$0.67	$0.43
Diluted	0.46	0.31	0.66	0.42

Employers Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of	As of
(in thousands, except share data)	June 30, 2014	December 31, 2013
Assets	(unaudited)
Available for sale:
Fixed maturity securities at fair value (amortized cost $2,189,306 at June 30, 2014 and $2,116,064 at December 31, 2013)	$2,287,127	$2,182,546
Equity securities at fair value (cost $94,187 at June 30, 2014 and $89,689 at December 31, 2013)	163,457	162,312
Total investments	2,450,584	2,344,858
Cash and cash equivalents	36,956	34,503
Restricted cash and cash equivalents	8,454	6,564
Accrued investment income	20,557	20,255
Premiums receivable (less bad debt allowance of $7,609 at June 30, 2014 and $7,064 at December 31, 2013)	321,576	279,080
Reinsurance recoverable for:
Paid losses	9,062	8,412
Unpaid losses, including bad debt allowance of $389 at December 31, 2013	699,200	742,666
Deferred policy acquisition costs	48,951	43,532
Deferred income taxes, net	47,907	58,062
Property and equipment, net	15,675	16,616
Intangible assets, net	9,349	9,685
Goodwill	36,192	36,192
Contingent commission receivable—LPT Agreement	34,415	25,104
Other assets	25,699	17,920
Total assets	$3,764,577	$3,643,449
Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,354,759	$2,330,491
Unearned premiums	339,699	303,967
Total claims and policy liabilities	2,694,458	2,634,458
Commissions and premium taxes payable	46,920	45,314
Accounts payable and accrued expenses	17,276	18,711
Deferred reinsurance gain—LPT Agreement	223,080	249,072
Notes payable	102,000	102,000
Other liabilities	35,591	25,191
Total liabilities	3,119,325	3,074,746
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 54,855,474 and 54,672,904 shares issued and 31,482,500 and 31,299,930 shares outstanding at June 30, 2014 and December 31, 2013, respectively	549	547
Additional paid-in capital	343,869	338,090
Retained earnings	554,775	502,198
Accumulated other comprehensive income, net	108,609	90,418
Treasury stock, at cost (23,372,974 shares at June 30, 2014 and December 31, 2013)	(362,550)	(362,550)
Total stockholders’ equity	645,252	568,703
Total liabilities and stockholders’ equity	$3,764,577	$3,643,449

Equity including deferred reinsurance gain - LPT
Total stockholders’ equity	$645,252	$568,703
Deferred reinsurance gain–LPT Agreement	223,080	249,072
Total equity including deferred reinsurance gain–LPT Agreement (A)	$868,332	$817,775
Shares outstanding (B)	31,482,500	31,299,930
Book value per share (A * 1000) / B	$27.58	$26.13

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
(in thousands)	2014	2013
Operating activities	(unaudited)
Net income	$56,350	$22,078
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,508	2,800
Stock-based compensation	3,485	4,169
Amortization of premium on investments, net	5,140	4,310
Deferred income tax expense	360	(2,558)
Net realized gains on investments	(12,426)	(4,660)
Excess tax benefits from stock-based compensation	(1,152)	(349)
Other	(1)	549
Change in operating assets and liabilities:
Premiums receivable	(43,041)	(63,091)
Reinsurance recoverable for paid and unpaid losses	43,204	4,246
Federal income taxes	3,327	2,848
Unpaid losses and loss adjustment expenses	24,268	59,721
Unearned premiums	35,732	52,586
Accounts payable, accrued expenses and other liabilities	8,964	15,389
Deferred reinsurance gain—LPT Agreement	(25,992)	(6,860)
Contingent commission receivable—LPT Agreement	(9,311)	(1,807)
Other	(14,304)	(4,179)
Net cash provided by operating activities	78,111	85,192
Investing activities
Purchase of fixed maturity securities	(215,885)	(211,889)
Purchase of equity securities	(14,212)	(18,190)
Proceeds from sale of fixed maturity securities	38,028	706
Proceeds from sale of equity securities	21,288	18,357
Proceeds from maturities and redemptions of investments	100,700	86,326
Proceeds from sale of fixed assets	—	139
Capital expenditures	(2,448)	(3,206)
Restricted cash and cash equivalents (used in) provided by investing activities	(1,891)	751
Net cash used in investing activities	(74,420)	(127,006)
Financing activities
Cash transactions related to stock-based compensation	1,372	1,572
Dividends paid to stockholders	(3,762)	(3,708)
Excess tax benefits from stock-based compensation	1,152	349
Net cash used in financing activities	(1,238)	(1,787)
Net increase (decrease) in cash and cash equivalents	2,453	(43,601)
Cash and cash equivalents at the beginning of the period	34,503	140,661
Cash and cash equivalents at the end of the period	$36,956	$97,060

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the LPT Agreement

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except for percentages)	2014	2013	2014	2013
	(unaudited)
Net premiums earned	$172,659	$159,953	$339,813	$307,928

Losses and loss adjustment expenses	98,524	112,638	220,780	220,910
Loss & LAE ratio	57.1%	70.4%	65.0%	71.7%

Amortization of Deferred Gain related to losses	$3,024	$3,275	$5,910	$6,580
Amortization of Deferred Gain related to contingent commission	532	406	932	788
LPT Reserve Adjustment	20,142	—	20,821	—
LPT Contingent Commission Adjustment	7,305	1,024	7,639	1,299
Loss & LAE before impact of LPT	$129,527	$117,343	$256,082	$229,577
Impact of LPT	17.9%	3.0%	10.4%	2.9%
Loss & LAE ratio before impact of LPT	75.0%	73.4%	75.4%	74.6%

Commission expense	$20,301	$20,127	$40,376	$38,520
Commission expense ratio	11.8%	12.6%	11.9%	12.5%

Underwriting & other operating expenses	$33,156	$32,249	$66,457	$63,789
Underwriting & other operating expenses ratio	19.1%	20.2%	19.5%	20.8%

Total expenses	$151,981	$165,014	$327,613	$323,219
Combined ratio	88.0%	103.2%	96.4%	105.0%

Total expense before impact of the LPT	$182,984	$169,719	$362,915	$331,886
Combined ratio before the impact of the LPT	106.0%	106.1%	106.8%	107.8%

Reconciliations to Current Accident Period Combined Ratio:
Losses & LAE before impact of LPT	$129,527	$117,343	$256,082	$229,577
Plus: Favorable (unfavorable) prior period reserve development	(1,570)	(521)	(3,321)	(1,651)
Accident period losses & LAE before impact of LPT	$127,957	$116,822	$252,761	$227,926

Losses & LAE ratio before impact of LPT	75.0%	73.4%	75.4%	74.6%
Plus: Favorable (unfavorable) prior period reserve development ratio	(0.9)	(0.4)	(1.0)	(0.6)
Accident period losses & LAE ratio before impact of LPT	74.1%	73.0%	74.4%	74.0%

Combined ratio before impact of the LPT	106.0%	106.1%	106.8%	107.8%
Plus: Favorable (unfavorable) prior period reserve development ratio	(0.9)	(0.4)	(1.0)	(0.6)
Accident period combined ratio before impact of LPT	105.1%	105.7%	105.8%	107.2%